Columbia Funds Series Trust (money market funds)

Columbia California Tax-Exempt Reserves Fund
Columbia Cash Reserves Fund
Columbia Connecticut Municipal Reserves Fund
Columbia Government Plus Reserves Fund
Columbia Government Reserves Fund
Columbia Massachusetts Municipal Reserves Fund
Columbia Money Market Reserves Fund
Columbia Municipal Reserves Fund
Columbia New York Tax-exempt Reserves Fund
Columbia Prime Reserves Fund
Columbia Tax-Exempt Reserves Fund
Columbia Treasury Reserves Fund


77B  Report of Independent Registered Public Accounting Firm


To the Trustees and Shareholders of Columbia Funds
Series Trust

In planning and performing our audit of the financial statements of Columbia California Tax-Exempt Reserves,
Columbia Connecticut Municipal Reserves, Columbia Government
Plus Reserves, Columbia Government Reserves, Columbia Massachusetts Municipal Reserves, Columbia Municipal Reserves, Columbia New York Tax-Exempt Reserves, Columbia Tax-Exempt Reserves, Columbia Treasury Reserves, Columbia Money Market Reserves and Columbia Cash Reserves (each a series of Columbia Funds Series Trust and hereafter collectively referred to as the "Funds") as of and for the year ended August 31, 2008, in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered the Funds' internal control over financial reporting, including controls over safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Funds' internal control over financial reporting. Accordingly, we do not express an opinion on the effectiveness of the Funds' internal control over financial reporting.

The management of the Funds is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A fund's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A fund's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the fund; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the fund are being made only in accordance with authorizations of management and trustees of the fund; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a fund's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Funds' annual or interim financial statements will not be prevented or detected on a timely basis.

Our consideration of the Funds' internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control over financial reporting that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). However, we noted no deficiencies in the Funds' internal control over financial reporting and its operation, including controls over safeguarding securities, that we consider to be material weaknesses as defined above as of August 31, 2008.


This report is intended solely for the information and use of management and the Board of Trustees of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
October 30, 2008



Item 77E Legal Proceedings:

Columbia Nations Funds
As of October 16, 2008

On February 9, 2005, Banc of America Capital Management, LLC ("BACAP," now known as Columbia Management Advisors, LLC) and BACAP Distributors, LLC ("BACAP Distributors," now known as Columbia Management Distributors, Inc.) entered into an Assurance of Discontinuance with the New York Attorney General (the "NYAG Settlement") and consented to the entry of a cease-and-desist order by the United States Securities and Exchange Commission (the "SEC") (the "SEC Order") on matters relating to mutual fund trading. A copy of the NYAG Settlement is available as part of the Bank of America Corporation Form 8-K filing on February 10, 2005 and a copy of the SEC Order is available on the SEC's website.

Under the terms of the SEC Order, BACAP, BACAP Distributors, and their affiliate, Banc of America Securities, LLC ("BAS") agreed, among other things, (1) to pay $250 million in disgorgement and $125 million in civil money penalties; (2) to cease and desist from violations of the antifraud provisions and certain other provisions of the federal securities laws; (3) to undertake various remedial measures to ensure compliance with the federal securities laws related to certain mutual fund trading practices; and (4) to retain an independent consultant to review their applicable supervisory, compliance, control and other policies and procedures. The NYAG Settlement also requires, among other things, BACAP and BACAP Distributors, along with Columbia Management Advisors, Inc. (now merged into Columbia Management Advisors, LLC) and Columbia Funds Distributors, Inc. (now merged into Columbia Management Distributors, Inc.), the investment advisor to and distributor of the funds then known as the Columbia Funds, respectively, to reduce the management fees of Columbia Funds, including the Nations Funds that are now known as Columbia Funds, and other mutual funds, collectively by $32 million per year for five years, for a projected total of $160 million in management fee reductions. Consistent with the terms of the settlements, the Boards of the Nations Funds now known as Columbia Funds have an independent Chairman, are comprised of at least 75% independent trustees and have engaged an independent consultant with a wide range of compliance and oversight responsibilities.

Pursuant to the procedures set forth in the SEC Order, the $375 million in settlement amounts described above, of which approximately $90 million has been earmarked for seventeen of the Nations Funds that are now known as Columbia Funds and their shareholders, is being distributed in accordance with a distribution plan developed by an independent distribution consultant and approved by the SEC on December 27, 2007. Distributions under the distribution plan began in mid-June 2008.

Civil Litigation

In connection with the events that resulted in the NYAG Settlement and SEC Order, various parties filed suits against Bank of America Corporation and certain of its affiliates, including BACAP and BACAP Distributors (collectively "BAC"), Nations Funds Trust (now known as Columbia Funds Series Trust) and its Board of Trustees. On February 20, 2004, the Judicial Panel on Multidistrict Litigation transferred these cases and cases against other mutual fund companies based on similar allegations to the United States District Court in Maryland for consolidated or coordinated pretrial proceedings (the "MDL"). Subsequently, additional related cases were transferred to the MDL. On September 29, 2004, the plaintiffs in the MDL filed amended and consolidated complaints. One of these amended complaints is a putative class action that includes claims under the federal securities laws and state common law, and that names Nations Funds Trust, the Trustees, BAC and others as defendants. Another of the amended complaints is a derivative action purportedly on behalf of the Nations Funds Trust against BAC and others that asserts claims under federal securities laws and state common law. Nations Funds Trust is a nominal defendant in this action.

On February 25, 2005, BAC and other defendants filed motions to dismiss the claims in the pending cases. On December 15, 2005, BAC and others entered into a Stipulation of Settlement of the direct and derivative claims brought on behalf of the Nations Funds shareholders. The settlement is subject to court approval. If the settlement is approved, BAC would pay settlement administration costs and fees to plaintiffs' counsel as approved by the court. The stipulation has not yet been presented to the court for approval.

Separately, a putative class action - Mehta v AIG SunAmerica Life Assurance Company - involving the pricing of mutual funds was filed in Illinois State Court, subsequently removed to federal court and then transferred to the United States District Court for the District of Maryland for coordinated or consolidated handling in the MDL. AIG SunAmerica Life Assurance Company has made demand upon Nations Separate Account Trust (as successor to Nations Annuity Trust and now known as Columbia Funds Variable Insurance Trust I) and BACAP (as successor to Banc of America Advisors, Inc. and now known as Columbia Management Advisors, LLC) for indemnification pursuant to the terms of a Fund Participation Agreement. On June 1, 2006, the court granted a motion to dismiss this case because it was preempted by the Securities Litigation Uniform Standards Act. That dismissal has been appealed to the United States Court of Appeals for the Fourth Circuit.


N-SAR Item 77H: Changes in Control of Registrant


Below are persons presumed to control Registrant's series because such person owns more than 25% of a series based on the records of the series.

Columbia NY Tax Exempt Reserves Fund

As of February 29, 2008
Name of Person                   Ownership % of Series
National Financial               43.37%



As of August 29, 2008
Name of Person                   Ownership % of Series


Changes in Control Persons
                                        Date/Description of
                                        Transaction(s) Became
                                        a, or Ceased to be,
Name of Person   Ownership % of Series  Control Person


Item 77I

Columbia Government Plus Reserves

On March 21, 2008, a type 485(b), accession number 0001193125-08-062076, amendment to the registration statement of Columbia Funds Series Trust was filed with the SEC. This amendment discloses the creation of a new class of shares, Trust Class shares, of Columbia Government Plus Reserves effective March 23, 2008 and describes the characteristics of the shares.


Item 77M

Columbia Funds Series Trust (the "Acquiring Company"), on behalf of its series listed below (each, an "Acquiring Fund"), became the surviving entity in reorganization with Excelsior Funds Inc. or Excelsior Tax-Exempt Funds, Inc. listed below (each, an "Acquired Company"), on behalf of the respective series listed below (each, an "Acquired Fund").

Excelsior Funds (Acquired Fund)    Columbia Funds (Acquiring Fund)
Excelsior Funds, Inc.              Columbia Funds Series Trust
Treasury Money Fund                Columbia Government Reserves
Government Money Fund              Columbia Government Plus Reserves


Excelsior Tax-Exempt Funds, Inc.   Columbia Funds Series Trust
Tax-Exempt Money Fund              Columbia Tax-Exempt Reserves
New York Tax-Exempt Money Fund     Columbia New York Tax-Exempt
                                     Reserves

On October 17, 2007, the Board of the Acquiring Company approved an agreement and plan of reorganization providing for the sale of all of the assets of an Acquired Fund to, and the assumption of all of the liabilities of the Acquired Fund by, the respective Acquiring Fund, in complete liquidation of the Acquired Fund.

On September 28, 2007, the Board of the Acquired Company approved an agreement and plan of reorganization providing for the sale of all of the assets of an Acquired Fund to, and the assumption of all of the liabilities of the Acquired Fund by, the respective Acquiring Fund, in complete liquidation of the Acquired Fund.

On March 14, 2008, shareholders of each Acquired Fund, except Government Money Fund, approved an agreement and plan of reorganization providing for the sale of all of the assets of the Acquired Fund to, and the assumption of all of the liabilities of the Acquired Fund by, the Acquiring Fund, in complete liquidation of the Acquired Fund.

On March 27, 2008, shareholders of Government Money Fund approved an agreement and plan of reorganization providing for the sale of all of its assets to, and the assumption of all of the liabilities of Government Money Fund by, Columbia Government Plus Reserves, in complete liquidation of Government Money Fund.

On March 24, 2008, each Acquiring Fund, except Columbia Government Plus Reserves, acquired all the assets of, and assumed all the liabilities of, the respective Acquired Fund, in complete liquidation of such Acquired Fund. Shareholders of Shares Class shares of an Acquired Fund received Trust Class shares of the Acquiring Fund.

On March 31, 2008, Columbia Government Plus Reserves acquired all the assets of, and assumed all the liabilities of, Government Money Fund, in complete liquidation of such Fund. Shareholders of Shares Class shares of Government Money Fund received Trust Class shares of Columbia Government Plus Reserves.

The Acquiring Company's registration statement on Form N-14, including its prospectus/proxy statement, that filed with the Securities and Exchange Commission on December 17, 2007 (accession no. 0001193125-07-265853 ) is incorporated by reference.


Item 77M

Columbia Cash Reserves

On March 6, 2008, the Board of Trustees (the Board) of Columbia Funds Series Trust (the Trust) approved a proposal to reorganize Columbia Prime Reserves into Columbia Cash Reserves, another series of the Trust (the Reorganization). The Reorganization involved:
(i) the transfer of all of the assets of Columbia Prime Reserves attributable to each class of shares in exchange for shares of the corresponding class of shares of Columbia Cash Reserves, as shown in the chart below; (ii) the assumption by Columbia Cash Reserves of the liabilities of Columbia Prime Reserves; and (iii) the distribution of Columbia Cash Reserves' shares to the relevant shareholders of Columbia Prime Reserves in liquidation of Columbia Prime Reserves. The Reorganization, which was not subject to a shareholder vote and did not require any action to be taken by any shareholder, closed on March 10, 2008.

Columbia Prime Reserves            Columbia Cash Reserves

   Liquidity Class         -->     Liquidity Class
   Institutional Class     -->     Institutional Class
   Capital Class           -->     Capital Class
   Adviser Class           -->     Adviser Class

Upon consummation of the Reorganization, the Fund was liquidated.
On March 7, 2008, Type 497, accession numbers 0001193125-08-049562 and 0001193125-08-049560, supplements to the registration statement of Columbia Funds Series Trust were filed with the SEC.
These supplements described, among other actions, the Reorganization.



Exhibit for Sub-Item 77N of Form N-SAR

Actions Required to be Reported Pursuant to Rule 2a-7

Among other things, Rule 2a-7(c)(10)(vii) requires that Columbia Funds Series Trust on behalf of Columbia Cash Reserves (the "Fund") file an exhibit to Form N-SAR describing with specificity the nature and circumstances of any action taken during the reporting period pursuant to Rule 2a-7(c)(6)(ii) with respect to defaulted securities and events of insolvency. In addition, the Fund is required to report any securities it holds on the final day of the reporting period that are not Eligible Securities.


Defaulted Securities and Events of Insolvency for which Action was Taken During the Period:

Thornburg Mortgage Capital Resources LLC ("Thornburg")


Circumstances:  Thornburg

On April 14, 2008 (the final maturity date), Thornburg failed to pay principal and interest on its extended secured liquidity notes ("Notes"). As a result, Thornburg was in payment default with respect to the Notes.


Actions Taken:  Thornburg

On April 18, 2008, the Board of Trustees of the Fund held a
Board meeting at which the Board considered the fact that, among other developments, Thornburg was in default with respect to the Notes. In accordance with the Fund's investment adviser's analysis and recommendation, the Board unanimously resolved to continue to hold the Notes, finding that the disposition of the Notes would not be in the best interest of the Fund's shareholders at that time.
On ____ __, 2008, the Fund received notes issued by [Wickersham Issuer Entity LLC] in exchange for the Notes.


Securities Held on the Final Day of the Reporting Period that are not Eligible Securities:

Axon Financial Funding LLC
Issuer Entity, LLC
Victoria Finance LLC
Whistlejacket Capital Ltd.
[Wickersham Issuer Entity LLC]



Exhibit for Sub-Item 77N of Form N-SAR

Actions Required to be Reported Pursuant to Rule 2a-7

Among other things, Rule 2a-7(c)(10)(vii) requires that Columbia Funds Series Trust on behalf of Columbia Money
Market Reserves (the "Fund") file an exhibit to Form
N-SAR describing with specificity the nature and circumstances of any action taken during the reporting period pursuant to Rule 2a-7(c)(6)(ii) with respect to defaulted securities and events of insolvency. In addition, the Fund is required to report any securities it holds on the final day of the reporting period that are not Eligible Securities.


Defaulted Securities and Events of Insolvency for which Action was Taken During the Period:

There were no new defaulted securities or events of insolvency for which Board action was taken during the reporting period.


Securities Held on the Final Day of the Reporting Period that are not Eligible Securities:

Axon Funding LLC
Whistlejacket Capital Ltd.



Item 77D/77Q1(b) Policies with Respect to Securities Investments

Columbia California Tax-Exempt Reserves Fund
Columbia Cash Reserves Fund
Columbia Connecticut Municipal Reserves Fund
Columbia Government Plus Reserves Fund
Columbia Government Reserves Fund
Columbia Massachusetts Municipal Reserves Fund
Columbia Money Market Reserves Fund
Columbia Municipal Reserves Fund
Columbia New York Tax-exempt Reserves Fund
Columbia Prime Reserves Fund
Columbia Tax-Exempt Reserves Fund
Columbia Treasury Reserves Fund (the "Funds")

On March 7, 2008, a Type 497, Accession No. 0001193125-08-049562,
supplement to the registration statement of Columbia Funds Series Trust was filed with the SEC. This supplement disclosed, among other items, that on March 6, 2008, the Board approved a modification to the Funds' non-fundamental policy regarding investments in illiquid securities. Each Fund's statement of policy regarding investments in illiquid securities was modified by adding the following sentence: "The Fund may acquire illiquid securities in a reorganization transaction involving another registered investment company, provided such transaction does not result in a material increase in the percentage of its assets that is illiquid."


Item 77M/77Q1(g):

   Excelsior Funds (Acquired Fund)   Columbia Funds (Acquiring Fund)
Excelsior Funds, Inc.                Columbia Funds Series Trust
Treasury Money Fund                  Columbia Government Reserves
Government Money Fund                Columbia Government Plus Reserves


Excelsior Tax-Exempt Funds, Inc.     Columbia Funds Series Trust
Tax-Exempt Money Fund                Columbia Tax-Exempt Reserves
New York Tax-Exempt Money Fund       Columbia New York Tax-Exempt
                                       Reserves

The Agreement and Plan of Reorganization, dated March 20, 2008, for the funds listed above is incorporated by reference to Post-Effective Amendment No. 1 to the Registration Statement of the Registrant on Form N-14 filed on June 10, 2008 (accession no. 0001193125-08-131075).


Item 77M/77Q1(g):

AGREEMENT AND PLAN OF REORGANIZATION


	THIS AGREEMENT AND PLAN OF REORGANIZATION, dated as of
March 7, 2008, is by and between Columbia Prime Reserves (the
"Acquired Fund") and Columbia Cash Reserves (the "Acquiring Fund"), each a series of Columbia Funds Series Trust (the "Trust").

       This Agreement is intended to be and is adopted as a plan of reorganization and liquidation within the meaning of Sections 361(a) and Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"), and any successor provision. The reorganization will consist of the transfer of all of the assets of the Acquired Fund attributable to each class of its shares in exchange for shares of the corresponding class of shares of the Acquiring Fund as shown on Exhibit A (the "Acquisition Shares"), and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund and the distribution of the Acquisition Shares to the relevant shareholders of the Acquired Fund in liquidation of such Acquired Fund, all upon the terms and conditions set forth in this Agreement. The Acquired Fund and the Acquiring Fund are sometimes referred to herein as the "Funds."

       In consideration of the premises and of the covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

1.	TRANSFER OF ASSETS OF THE ACQUIRED FUND IN EXCHANGE FOR
ASSUMPTION OF LIABILITIES AND ACQUISITION SHARES AND LIQUIDATION OF SUCH ACQUIRED FUND.

1.1.	Subject to the terms and conditions herein set forth and on the basis of the representations and warranties contained herein,

(a)	The Acquired Fund will transfer and deliver to the Acquiring
Fund, and the Acquiring Fund will acquire all the assets of the Acquired Fund as set forth in paragraph 1.2;

(b)	The Acquiring Fund will assume all of the Acquired Fund's
liabilities and obligations of any kind whatsoever, whether absolute, accrued, contingent or otherwise, in existence on the Closing Date (as defined in paragraph 1.2 hereof) (the "Obligations"), except that expenses of the reorganization contemplated hereby to be paid by the Acquired Fund pursuant to paragraph 9.2 shall not be assumed or paid by the Acquiring Fund; and

(c)	The Acquiring Fund will issue and deliver to the Acquired Fund in exchange for the net assets attributable to each class of its shares a number of Acquisition Shares of the corresponding class (including fractional shares, if any) equal to the number of outstanding shares of the corresponding class of the Acquired Fund determined as of the time and date set forth in paragraph 2.1. Such transactions shall take place at the closing provided for in paragraph 3.1 (the "Closing").

1.2.	The assets of the Acquired Fund to be acquired by the Acquiring
Fund shall consist of all cash, securities, dividends and interest receivable, receivables for shares sold and all other assets that are owned by the Acquired Fund on the closing date provided in paragraph 3.1 (the "Closing Date") and any deferred expenses, other than unamortized organizational expenses, shown as an asset on the books of the Acquired Fund on the Closing Date.

1.3.	As provided in paragraph 3.4, as soon after the Closing Date as is conveniently practicable (the "Liquidation Date"), the Acquired Fund will liquidate and distribute pro rata to its shareholders of record of each class of its shares, determined as of the close of business on the Valuation Date (as defined in paragraph 2.1), the Acquisition Shares of the corresponding class received by the Acquired Fund pursuant to paragraph 1.1. Such liquidation and distribution will be accomplished by the transfer of the Acquisition Shares then credited to the account of the Acquired Fund on the books of the Acquiring Fund to open accounts on the share records of the Acquiring Fund in the names of the Acquired Fund's shareholders and representing the respective pro rata number of Acquisition Shares due such shareholders. The Acquiring Fund shall not be obligated to issue certificates representing Acquisition Shares in connection with such exchange.

2.	VALUATION.

2.1.	For the purpose of paragraph 1, the number of outstanding shares of each class of the Acquired Fund shall be determined as of the time at which the Acquired Fund determines its net asset value per share on the business day next preceding the Closing (such time and date being herein called the "Valuation Date").

3.	CLOSING AND CLOSING DATE.

3.1.	The Closing Date shall be on March 10, 2008, or on such other date as the parties may agree. The Closing shall be held at Columbia's offices, One Financial Center, Boston, Massachusetts 02111 (or such other place as the parties may agree), at such time as the parties may agree.

3.2.	On the Closing Date, all the Acquired Fund's portfolio
securities and cash and other assets shall be transferred by the custodian for the Funds (the "Custodian") from the account of the Acquired Fund to the Custodian for the account of the Acquiring Fund, such portfolio securities and assets to be duly endorsed in proper form for transfer in such manner and condition as to constitute good delivery thereof in accordance with the custom of brokers or, in the case of portfolio securities held in the U.S. Treasury Department's book-entry system or by the Depository Trust Company, Participants Trust Company or other third party depositories, by transfer to the account of the Custodian in accordance with Rule 17f-4, Rule 17f-5 or Rule 17f-7, as the case may be, under the Investment Company Act of 1940, as amended (the "1940 Act") and accompanied by all necessary federal and state stock transfer stamps or a check for the appropriate purchase price thereof.

3.3.	[intentionally omitted]

3.4.	At the Closing, the Acquired Fund or its transfer agent shall deliver to the Acquiring Fund or its designated agent a list of the names and addresses of the Acquired Fund's shareholders and the number of outstanding shares of each class of the Acquired Fund owned by the Acquired Fund shareholder, all as of the close of business on the Valuation Date. The Trust will provide to the Acquired Fund evidence satisfactory to the Acquired Fund that the Acquisition Shares issuable pursuant to paragraph 1.1 have been credited to the Acquired Fund's account on the books of the Acquiring Fund. On the Liquidation Date, the Acquiring Fund will provide to the Acquired Fund evidence satisfactory to the Acquired Fund that such Acquisition Shares have been credited pro rata to open accounts in the names of the Acquired Fund's shareholders as provided in paragraph 1.3.

3.5.	At the Closing, each party shall deliver to the other such bills of sale, instruments of assumption of liabilities, checks, assignments, stock certificates, receipts or other documents as such other party or its counsel may reasonably request in connection with the transfer of assets, assumption of liabilities and dissolution contemplated by paragraph 1.

4.	REPRESENTATIONS AND WARRANTIES.

4.1.	The Acquired Fund represents and warrants the following to the
Acquiring Fund as of the date hereof and agrees to confirm the continuing accuracy and completeness in all material respects of the following on the Closing Date:

(a)	The Trust is a Delaware statutory trust that is duly organized, validly existing and in good standing under the laws of the State of Delaware;

(b)	The Trust is a duly registered investment company classified as a management company of the open-end type and its registration with the Securities and Exchange Commission as an investment company under the 1940 Act is in full force and effect, and the Acquired Fund is a separate series thereof duly designated in accordance with the applicable provisions of the Declaration of Trust of the Acquired Trust and the 1940 Act;

(c)	The Acquired Fund is not in violation in any material respect of any provision of its organizational documents or of any agreement, indenture, instrument, contract, lease or other undertaking to which the Acquired Fund is a party or by which the Acquired Fund is bound, and the execution, delivery and performance of this Agreement will not result in any such violation;

(d)	The Acquired Fund has no material contracts or other commitments
(other than this Agreement and such other contracts as may be entered into in the ordinary course of its business) that if terminated may result in material liability to the Acquired Fund or under which (whether or not terminated) any material payments for periods subsequent to the Closing Date will be due from the Acquired Fund;

(e)	To the knowledge of the Acquired Fund, except as has been
disclosed in writing to the Acquiring Fund, no litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or threatened as to the Acquired Fund, any of its properties or assets, or any person whom the Acquired Fund may be obligated to indemnify in connection with such litigation, proceeding or investigation, and the Acquired Fund is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that materially and adversely affects its business or its ability to consummate the transactions contemplated hereby;

(f)	The statement of assets and liabilities, the statement of
operations, the statement of changes in net assets, and the schedule of investments of the Acquired Fund, as of the last day of and for its most recently completed fiscal year, audited by PricewaterhouseCoopers LLP (and, if applicable, an unaudited statement of assets and liabilities, statement of operations, statement of changes in net assets and schedule of investments for any subsequent semiannual period following the most recently completed fiscal year), copies of which have been furnished to the Acquiring Fund, fairly reflect the financial condition and results of operations of the Acquired Fund as of such dates and for the periods then ended in accordance with generally accepted accounting principles consistently applied, and the Acquired Fund has no known liabilities of a material amount, contingent or otherwise, other than those shown on the statements of assets and liabilities referred to above or those incurred in the ordinary course of its business since the last day of the Acquired Fund's most recently completed fiscal year;

(g)	Since the last day of the Acquired Fund's most recently
completed fiscal year, there has not been any material adverse change in the Acquired Fund's financial condition, assets, liabilities or business (other than changes occurring in the ordinary course of business and those disclosed to the Acquiring Fund's officers), or any incurrence by the Acquired Fund of indebtedness, except as disclosed in writing to the Acquiring Fund. For the purposes of this subparagraph
(g), distributions of net investment income and net realized capital gains, changes in portfolio securities, changes in the market value of portfolio securities or net redemptions shall be deemed to be in the ordinary course of business;

(h)	As of the Closing Date, all federal and other tax returns and reports of the Acquired Fund required by law to have been filed by such date (giving effect to extensions) shall have been filed, and all federal and other taxes shown to be due on such returns and reports or on any assessment received shall have been paid, or provisions shall have been made for the payment thereof, except for amounts that alone and in the aggregate would not reasonably be expected to have a material adverse effect. All of the Acquired Fund's tax liabilities will have been adequately provided for on its books. To the best of the Acquired Fund's knowledge, it will not have had any tax deficiency or liability asserted against it or question with respect thereto raised, and it will not be under audit by the Internal Revenue Service or by any state or local tax authority for taxes in excess of those already paid;

(i)	The Acquired Fund meets the requirements of subchapter M of the
Code for treatment as a "regulated investment company" within the meaning of Section 851 of the Code, and will continue meeting such requirements at all times through the Closing Date. The Acquired Fund has not at any time since its inception been liable for, and is not now liable for, any material income or excise tax pursuant to Section 852 or 4982 of the Code. The Acquired Fund is in compliance in all material respects with applicable regulations of the Internal Revenue Service pertaining to the reporting of dividends and other distributions on and redemptions of its capital stock and to withholding in respect of dividends and other distributions to shareholders, and is not liable for any material penalties that could be imposed thereunder;

(j)	All issued and outstanding shares of the Acquired Fund are, and at the Closing Date will be, duly and validly issued and outstanding, fully paid and non-assessable (except as set forth in the Acquired Fund's then current prospectus or prospectuses or statement or statements of additional information (collectively, as amended or supplemented from time to time, the "Acquired Fund Prospectus")) by the Acquired Fund and will have been issued in compliance with all applicable registration or qualification requirements of federal and state securities laws. No options, warrants or other rights to subscribe for or purchase, or securities convertible into, any shares of common stock of the Acquired Fund are outstanding and none will be outstanding on the Closing Date;

(k)	The Acquired Fund's investment operations from inception to the date hereof have been in compliance in all material respects with the investment policies and investment restrictions set forth in the Acquired Fund Prospectus, except as previously disclosed in writing to the Acquiring Fund;

(l)	The execution, delivery and performance of this Agreement has been duly authorized by the trustees of the Acquired Fund, and this Agreement will constitute the valid and binding obligation of the Acquired Fund enforceable in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and other equitable principles;

(m)	The Acquisition Shares to be issued to the Acquired Fund pursuant to paragraph 1 will not be acquired for the purpose of making any distribution thereof other than to the Acquired Fund's shareholders as provided in paragraph 1.3;

(n)	No consent, approval, authorization or order of any court or governmental authority is required for the consummation by the Acquired Fund of the transactions contemplated by this Agreement, except such as may be required under the Securities Act of 1933, as amended (the "1933 Act"), the Securities Exchange Act of 1934, as amended (the "1934 Act"), the 1940 Act and state securities or "Blue Sky" laws (which terms used herein shall include the laws of the District of Columbia and of Puerto
Rico);

(o)	At the Closing Date, the Acquired Fund will have good and
marketable title to its assets to be transferred to the Acquiring Fund pursuant to paragraph 1.1 and will have full right, power and authority to sell, assign, transfer and deliver the Investments (as defined below) and any other assets and liabilities of the Acquired Fund to be transferred to the Acquiring Fund pursuant to this Agreement. At the Closing Date, subject only to the delivery of the Investments and any such other assets and liabilities and payment therefor as contemplated by this Agreement, the Acquiring Fund will acquire good and marketable title thereto and will acquire the Investments and any such other assets and liabilities subject to no encumbrances, liens or security interests whatsoever and without any restrictions upon the transfer thereof, except as previously disclosed to the Acquiring Fund. As used in this Agreement, the term "Investments" shall mean the Acquired Fund's investments shown on the schedule of its investments as of the date of its most recently completed fiscal year, referred to in subparagraph 4.1(f) hereof, as supplemented with such changes in the portfolio as the Acquired Fund shall make, and changes resulting from stock dividends, stock split-ups, mergers and similar corporate actions through the Closing Date;

(p)	At the Closing Date, the Acquired Fund will have sold such of its assets, if any, as are necessary based on information provided by the Acquiring Fund and contingent on the accuracy of such information to assure that, after giving effect to the acquisition of the assets of the Acquired Fund pursuant to this Agreement, the Acquiring Fund will remain a "diversified company" within the meaning of Section 5(b)(1) of the 1940 Act and in compliance with such other mandatory investment restrictions as are set forth in the Acquiring Fund Prospectus, as amended through the Closing Date; and

(q)	No registration of any of the Investments would be required if they were, as of the time of such transfer, the subject of a public distribution by either of the Acquiring Fund or the Acquired Fund, except as previously disclosed by the Acquired Fund to the Acquiring Fund.

4.2.	The Acquiring Fund represents and warrants the following to the
Acquired Fund as of the date hereof and agrees to confirm the continuing accuracy and completeness in all material respects of the following on the Closing Date:

(a)	The Trust is a Delaware statutory trust that is duly organized, validly existing and in good standing under the laws of the State of Delaware;

(b)	The Trust is a duly registered investment company classified as a management company of the open-end type and its registration with the Securities and Exchange Commission as an investment company under the 1940 Act is in full force and effect, and the Acquiring Fund is a separate series thereof duly designated in accordance with the applicable provisions of the Declaration of Trust of the Trust and the 1940 Act;

(c)	The Acquiring Fund Prospectus conforms in all material respects to the applicable requirements of the 1933 Act and the rules and regulations of the Securities and Exchange Commission thereunder and does not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and there are no material contracts to which the Acquiring Fund is a party that are not referred to in such Prospectus or in the registration statement of which it is a part;

(d)	At the Closing Date, the Acquiring Fund will have good and
marketable title to its assets;

(e)	The Acquiring Fund is not in violation in any material respect of any provisions of its organizational documents or of any agreement, indenture, instrument, contract, lease or other undertaking to which the Acquiring Fund is a party or by which the Acquiring Fund is bound, and the execution, delivery and performance of this Agreement will not result in any such violation;

(f)	To the knowledge of the Acquiring Fund, except as has been disclosed in writing to the Acquired Fund, no litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or threatened as to the Acquiring Fund, any of its properties or assets, or any person whom the Acquiring Fund may be obligated to indemnify in connection with such litigation, proceeding or investigation, and the Acquiring Fund is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that materially and adversely affects its business or its ability to consummate the transactions contemplated hereby;

(g)	The statement of assets and liabilities, the statement of operations, the statement of changes in net assets, and the schedule of investments of the Acquiring Fund, as of the last day of and for its most recently completed fiscal year, audited by PricewaterhouseCoopers LLP (and, if applicable, an unaudited statement of assets and liabilities, statement of operations, statement of changes in net assets and schedule of investments for any subsequent semiannual period following the most recently completed fiscal year), copies of which have been furnished to the Acquired Fund, fairly reflect the financial condition and results of operations of the Acquiring Fund as of such dates and for the periods then ended in accordance with generally accepted accounting principles consistently applied, and the Acquiring Fund has no known liabilities of a material amount, contingent or otherwise, other than those shown on the statements of assets referred to above or those incurred in the ordinary course of its business since the last day of the Acquiring Fund's most recently completed fiscal year;

(h)	Since the last day of the Acquiring Fund's most recently completed fiscal year, there has not been any material adverse change in the Acquiring Fund's financial condition, assets, liabilities or business (other than changes occurring in the ordinary course of business), or any incurrence by the Acquiring Fund of indebtedness, except as disclosed in writing to the Acquired Fund. For the purposes of this subparagraph (h), distributions of net investment income and net realized capital gains, changes in portfolio securities, changes in the market value of portfolio securities or net redemptions shall be deemed to be in the ordinary course of business;

(i)	As of the Closing Date, all federal and other tax returns and reports of the Acquiring Fund required by law to have been filed by such date (giving effect to extensions) shall have been filed, and all federal and other taxes shown to be due on such returns and reports or any assessments received shall have been paid, or provisions shall have been made for the payment thereof. All of the Acquiring Fund's tax liabilities will have been adequately provided for on its books. To the best of the Acquiring Fund's knowledge, it will not have not have had any tax deficiency or liability asserted against it or question with respect thereto raised, and it will not be under audit by the Internal Revenue Service or by any state or local tax authority for taxes in excess of those already paid;

(j)	The Acquiring Fund has met the requirements of subchapter M of the Code for treatment as a "regulated investment company" within the meaning of Section 851 of the Code in respect of each taxable year since the commencement of operations, and will continue to meet such requirements at all times through the Closing Date. The Acquiring Fund has not at any time since its inception been liable for, nor is it now liable for, any material income or excise tax pursuant to Section 852 or 4982 of the Code. The Acquiring Fund is in compliance in all material respects with applicable regulations of the Internal Revenue Service pertaining to the reporting of dividends and other distributions on and redemptions of its capital stock and to withholding in respect of dividends and other distributions to shareholders, and is not liable for any material penalties that could be imposed thereunder;

(k)	All issued and outstanding shares of the Acquiring Fund are, and at the Closing Date will be, duly and validly issued and outstanding, fully paid and non-assessable (except as set forth in the Acquiring Fund Prospectus) by the Acquiring Fund and will have been issued in compliance with all applicable registration or qualification requirements of federal and state securities laws. No options, warrants or other rights to subscribe for or purchase, or securities convertible into, any shares of common stock of the Acquiring Fund are outstanding and none will be outstanding on the Closing Date;

(l)	The Acquiring Fund's investment operations from inception to the date hereof have been in compliance in all material respects with the investment policies and investment restrictions set forth in the Acquiring Fund Prospectus;

(m)	The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of the Acquiring Fund, and this Agreement constitutes the valid and binding obligation of the Acquiring Fund enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and other equitable principles;

(n)	The Acquisition Shares to be issued and delivered to the Acquired
Fund pursuant to the terms of this Agreement will at the Closing Date have been duly authorized and, when so issued and delivered, will be duly and validly issued shares in the Acquiring Fund, and will be fully paid and non-assessable (except as set forth in the Acquiring Fund Prospectus) by the Acquiring Fund, and no shareholder of the Acquiring Fund will have any preemptive right of subscription or purchase in respect thereof; and

(o)	No consent, approval, authorization or order of any court or governmental authority is required for the consummation by the Acquiring Fund of the transactions contemplated by this Agreement, except such as may be required under the 1933 Act, the 1934 Act, the 1940 Act and state securities or "Blue Sky" laws (which term as used herein shall include the laws of the District of Columbia and of Puerto Rico).

5.	COVENANTS OF THE ACQUIRED FUND AND THE ACQUIRING FUND.

Each of the Acquired Fund and the Acquiring Fund hereby covenants and agrees with the other as follows:

5.1.	Except, in the case of the Acquired Fund, with respect to
transactions contemplated by Section 8.2 hereof, the Acquiring Fund and the Acquired Fund will each operate its business in the ordinary course between the date hereof and the Closing Date, it being understood that such ordinary course of business will include regular and customary periodic dividends and distributions adjusted as appropriate for the Acquired Fund to pay out income amounts earned by the Acquired Fund prior to the Valuation Date.

5.2.	The Acquiring Fund will advise the Acquired Fund promptly if at any time prior to the Closing Date the assets of such Acquired Fund include any securities that the Acquiring Fund is not permitted to acquire.

5.3.	Subject to the provisions of this Agreement, the Acquired Fund and the Acquiring Fund will each take, or cause to be taken, all action, and do or cause to be done, all things reasonably necessary, proper or advisable to cause the conditions to the other party's obligations to consummate the transactions contemplated hereby to be met or fulfilled and otherwise to consummate and make effective such transactions.

5.4.	The Acquiring Fund will use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the 1940 Act and such of the state securities or "Blue Sky" laws as it may deem appropriate in order to continue its operations after the Closing Date.

6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRED FUND.
[intentionally omitted]

7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRING FUND.
[intentionally omitted]

8.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRED FUND AND
THE ACQUIRING FUND.

The respective obligations of the Acquired Fund and the Acquiring Fund hereunder are subject to the conditions that on or before the Closing
Date:

8.1.	On the Closing Date no action, suit or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated hereby.

8.2.	An affiliate of Bank of America Corporation shall have purchased all of the Acquired Fund's holdings of securities identified in writing on a separate letter agreement of even date herewith between the Acquired Fund and the Acquiring Fund.

8.3.	All consents of other parties and all other consents, orders and permits of federal, state and local regulatory authorities (including those of the Securities and Exchange Commission and of state "Blue Sky" and securities authorities) deemed necessary by the Acquired Fund or the Acquiring Fund to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except when failure to obtain any such consent, order or permit would not involve a risk of a material adverse effect on the assets or properties of the Acquired Fund or the Acquiring Fund.

8.4.	The Acquired Fund and the Acquiring Fund shall have received a favorable opinion of Morrison & Foerster LLP substantially to the effect that, on the basis of existing provisions of the Code, Treasury regulations promulgated thereunder, current administrative rules and court decisions, generally for federal income tax purposes:

(a)	The transactions contemplated by this Agreement will constitute a reorganization within the meaning of Section 368(a) of the Code, and the Acquired Fund and the Acquiring Fund will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code;

(b)	No gain or loss will be recognized by the Acquired Fund (i)
upon the transfer of its assets to the Acquiring Fund in exchange for the Acquisition Shares and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund or (ii) upon the distribution of the Acquisition Shares by the Acquired Fund to its shareholders in liquidation, as contemplated in paragraph 1 hereof;

(c)	No gain or loss will be recognized by the Acquiring Fund upon receipt of the assets of the Acquired Fund in exchange for the assumption of liabilities and obligations and issuance of the Acquisition Shares as contemplated in paragraph 1 hereof;

(d)	The tax basis of the assets of the Acquired Fund acquired by the Acquiring Fund will be the same as the tax basis of such assets in the hands of the Acquired Fund immediately prior to the transfer;

(e)	The holding period of the assets of the Acquired Fund in the hands of the Acquiring Fund will include the period during which such assets were held by the Acquired Fund;

(f)	No gain or loss will be recognized by the Acquired Fund's
shareholders upon the exchange of all of their shares of the Acquired Fund for the Acquisition Shares;

(g)	The aggregate tax basis of the Acquisition Shares to be
received by a shareholder of the Acquired Fund will be the same as the aggregate tax basis of the Acquired Fund's shares exchanged therefor;

(h)	The Acquired Fund shareholder's holding period for the
Acquisition Shares to be received will include the period during which the Acquired Fund's shares exchanged therefor were held, provided that such shareholder held the Acquired Fund's shares as a capital asset on the date of the exchange; and

(i)	The Acquiring Fund will succeed to and take into account the items of the Acquired Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the regulations thereunder.

The opinion will be based on certain factual certifications made by officers of the Acquired Fund, the Acquiring Fund and the Trust and will also be based on customary assumptions. The opinion is not a guarantee that the tax consequences of the relevant reorganization will be as described above. The opinion will note and distinguish certain published precedent. There is no assurance that the Internal Revenue Service or a court would agree with the opinion.

8.5.	At any time prior to the Closing, any of the foregoing
conditions of this Agreement may be waived by an Officer of the Trust, if, in his or her judgment, such waiver will not have a material adverse effect on the interests of the shareholders of the Acquired Fund or the Acquiring Fund.

9.	BROKERAGE FEES AND EXPENSES.

9.1.	The Acquired Fund and Acquiring Fund represents and warrants to the other that there are no brokers or finders entitled to receive any payments in connection with the transactions provided for herein.

9.2.	All fees paid to governmental authorities for the registration or qualification of the Acquisition Shares and all transfer agency costs related to the Acquisition Shares shall be allocated to the Acquiring Fund. All fees and expenses related to printing and mailing communications to Acquired Fund shareholders shall be allocated to the Acquired Fund. All of the other expenses of the transactions, including without limitation, accounting, legal and custodial expenses, contemplated by this Agreement shall be allocated equally between the Acquired Fund and the Acquiring Fund. The expenses detailed above shall be borne by the Fund to which they are allocated.

10.	ENTIRE AGREEMENT; SURVIVAL OF WARRANTIES.

10.1.	The Acquired Fund and Acquiring Fund agrees that neither party has made any representation, warranty or covenant not set forth herein and that this Agreement constitutes the entire agreement between the parties.

10.2.	The representations, warranties and covenants contained in this
Agreement or in any document delivered pursuant hereto or in connection herewith shall not survive the consummation of the transactions contem-plated hereunder except paragraphs 1.1, 1.2, 1.3, 9, 10, 13 and 14.

11.	TERMINATION.

11.1.	This Agreement may be terminated by the mutual agreement of the
Acquired Fund and Acquiring Fund. In addition, either the Acquired Fund or the Acquiring Fund may at its option terminate this Agreement at or prior to the Closing Date because:

(a)	of a material breach by the other of any representation,
warranty, covenant or agreement contained herein to be performed by the other party at or prior to the Closing Date;

(b)	a condition herein expressed to be precedent to the obligations of the terminating party has not been met and it reasonably appears that it will not or cannot be met; or

(c)	any governmental authority of competent jurisdiction shall have issued any judgment, injunction, order, ruling or decree or taken any other action restraining, enjoining or otherwise prohibiting this Agreement or the consummation of any of the transactions contemplated herein and such judgment, injunction, order, ruling, decree or other action becomes final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 11.1(c) shall have used its reasonable best efforts to have such judgment, injunction, order, ruling, decree or other action lifted, vacated or denied; or.

11.2.	If for any reason the transactions contemplated by this Agreement are not consummated, no party shall be liable to any other party for any damages resulting therefrom, including without limitation consequential damages.

12.	AMENDMENTS.
       This Agreement may be amended, modified or supplemented in such manner as may be mutually agreed upon in writing by the authorized officers of the Acquired Fund and Acquiring Fund.

13.	NOTICES.
       Any notice, report, statement or demand required or permitted by any provisions of this Agreement shall be in writing and shall be given by prepaid telegraph, telecopy or certified mail addressed to the Acquired Fund or the Acquiring Fund, One Financial Center, Boston, Massachusetts 02111, Attention: Secretary.

14.	HEADINGS; COUNTERPARTS; GOVERNING LAW; ASSIGNMENT; NON-RECOURSE.

14.1.	The article and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

14.2.	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

14.3.	This Agreement shall be governed by and construed in accordance with the domestic substantive laws of The Commonwealth of Massachusetts, without giving effect to any choice or conflicts of law rule or provision that would result in the application of the domestic substantive laws of any other jurisdiction.

14.4.	This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other party. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

       IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as a sealed instrument by its President, a Vice President or Treasurer and attested by its Secretary or Assistant
Secretary.


                               COLUMBIA FUNDS SERIES TRUST
                               on behalf of the Acquired Fund

	                       By:   /s/ Christopher L. Wilson
		                    Christopher L. Wilson
		                    President

			       ATTEST:


			       By:   /s/ Peter T. Fariel
				     Peter T. Fariel
				     Assistant Secretary


                               COLUMBIA FUNDS SERIES TRUST
                               on behalf of the Acquiring Fund


	                       By:   /s/ Christopher L. Wilson
		                     Christopher L. Wilson
		                     President

			       ATTEST:


			       By:   /s/ Peter T. Fariel
				     Peter T. Fariel
				     Assistant Secretary



                             EXHIBIT A


       Acquired Fund                         Acquiring Fund
      (Share Classes)                        (Share Classes)

  Liquidity Class                        Liquidity Class
  Institutional Class                    Institutional Class
  Capital Class                          Capital Class
  Adviser Class                          Adviser Class